Exhibit 99.1

                                                    David G. Wallace, S.V.P. and
                                                         Chief Financial Officer
                                                          Office: (315) 445-7310
                                                             Fax: (315) 445-2997

FOR IMMEDIATE RELEASE



                      CITIZENS NATIONAL AND COMMUNITY BANK
                            ANNOUNCE INTENT TO MERGE


     Syracuse, New York, and Malone, New York, September 13, 2000-----The Citizens National Bank of Malone and Community Bank, N.A. jointly announced that they have signed a letter of intent providing for the merger of Citizens Bank into Community Bank. Pursuant to the proposed merger, stockholders of Citizens Bank will receive 1.70 shares of registered common stock of Community Bank System, Inc., the holding company of Community Bank. Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company with $1.9 billion in assets, based in DeWitt, New York.

     Paul  M.  Cantwell,   Jr.,  President  of  Citizens  Bank,   stated,   "Our
stockholders, customers, employees and the communities we serve, all stand to benefit from this combination of two well-respected banking companies. Our stockholders will benefit by becoming shareholders in a New York Stock Exchange listed company. All our customers will now have access to an extensive set of banking services including Internet banking, secondary mortgage products, indirect lending, floor plan lending, agricultural lending and cash management. They will also be able to utilize financial services such as trust, insurance, benefit plan administration and investment management. Community Bank, N.A. shares our rich heritage of involvement in and dedicated service to the communities where we live and do business. Citizens' Board of Directors will continue to serve as members of an Advisory Council. Our employees will have access to a much broader range of banking positions and opportunities through Community Bank's network of 70 branches and operations/administrative centers."

     Sanford A. Belden, President and Chief Executive Officer of Community Bank, stated, "Citizens' five branches, with their $100 million in deposits and $60 million in loans, will be merged into Community Bank, N.A., extending our strong market presence in Northern New York, a region where we have been banking very profitably since 1866. Their strong retail deposit base will strengthen our funding sources, and their loyal customer base represents an opportunity to cross sell our more extensive set of financial products and services. The proximity of these branches to our main operations and management center in Canton will enable us to operate the five branches very efficiently. Based on the proposed merger terms and our due diligence to date, we expect the transaction to be slightly dilutive to earnings per share in 2001."

     The proposed merger is conditioned upon negotiation and approval of a definitive merger agreement and approval by the Board of Directors of both banks and the shareholders of Citizens Bank, as well as other regulatory approvals. Further details of the proposed transaction are not available at this time. Citizens Bank has agreed not to solicit or pursue other transactions and to pay a termination fee under certain circumstances. The transaction is expected to close in the fourth quarter of 2000, subject to completion of a definitive agreement and satisfaction of other contingencies.

     This   document   contains   comments  or   information   that   constitute
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks are detailed in the Company's Annual Report and Form 10-K to the Securities and Exchange Commission.

     The Citizens National Bank of Malone is an eighty-year-old commercial bank with $118 million in assets as of year-end 1999. It has two offices and a drive-up facility located in Malone, Franklin County, New York; two branches in Brushton and Chateaugay in Franklin County; and one in Hermon in St. Lawrence County. It operates four ATM's.

     Community Bank System, Inc. (CBSI) is a registered bank holding company based in DeWitt, New York. Its wholly-owned banking subsidiary, Community Bank, N.A. (http://www.communitybankna.com), is the fifth largest commercial banking
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franchise  headquartered in Upstate New York, having 67 customer  facilities and
50 ATM's stretching diagonally from Northern New York to the Southern Tier and west to Lake Erie. Other subsidiaries within the CBSI family are Elias Asset Management, Inc., an investment management firm with $700 million under management, based in Williamsville, New York; Benefit Plans Administrative Services, Inc. (BPA), a pension administration and consulting firm located in Utica, New York, serving sponsors of defined benefit and defined contribution plans; Community Investment Services, Inc. (CISI), a broker/dealer delivering financial products from selected locations within Community Bank's branch system and from an office in Lockport, NY; and Community Financial Services, Inc.
(CFSI), an insurance agency based in Olean, NY, specializing in long-term health care and other selected products.

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